As filed with the Securities and Exchange Commission on August 25, 2014.

Registration No. 333-146237

Registration No. 333-144394

Registration No. 333-101211

Registration No. 333-60860

Registration No. 333-33758

Registration No. 333-43421

Registration No. 333-12175

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-146237

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-144394

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-101211

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-60860

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-33758

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-43421

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-12175

UNDER

THE SECURITIES ACT OF 1933

SUPERIOR ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2379388
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

(Address, including zip code, of

Principal Executive Offices)

Superior Energy Services, Inc. Global Purchase Plan

Superior Energy Services, Inc. 2007 Employee Stock Purchase Plan

Superior Energy Services, Inc. 2002 Stock Incentive Plan

Superior Energy Services Inc., 1995 Stock Incentive Plan

Production Management Industries, L.L.C. 1999 Incentive Compensation Plan

Superior Energy Services, Inc. 1999 Stock Incentive Plan

Superior Energy Services, Inc. Directors’ Stock Plan

Amended and Restated Superior Energy Services, Inc. 1995 Stock Incentive Plan

Superior Energy Services, Inc. 1995 Stock Incentive Plan

Superior Energy Services, Inc. Directors’ Options

(Full title of the plans)

William B. Masters

Executive Vice President and General Counsel

Superior Energy Services, Inc.

1001 Louisiana Street, Suite 2900

Houston, Texas 77002

(713) 654-2200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Kelly Simoneaux

Jones Walker LLP

201 St. Charles Avenue, Suite 5100

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Superior Energy Services, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”):

•	Registration No. 333-146237, filed with the SEC on September 21, 2007, registering 250,000 shares of the Company’s common stock, par value $0.001 per share, issuable under the Superior Energy Services, Inc. Global Purchase Plan;

•	Registration No. 333-144394, filed with the SEC on July 6, 2007, registering 1,000,000 shares of the Company’s common stock, par value $0.001 per share, issuable under the Superior Energy Services, Inc. 2007 Employee Stock Purchase Plan;

•	Registration No. 333-101211, filed with the SEC on November 14, 2002, registering 1,400,000 shares of the Company’s common stock, par value $0.001 per share, issuable under the Superior Energy Services, Inc. 2002 Stock Incentive Plan;

•	Registration No. 333-60860, filed with the SEC on May 14, 2001, registering 545,000 shares of the Company’s common stock, par value $0.001 per share, issuable under the Superior Energy Services, Inc. 1995 Stock Incentive Plan and the Production Management Industries, L.L.C. 1999 Incentive Compensation Plan;

•	Registration No. 333-33758, filed with the SEC on March 31, 2000, registering 5,954,327 shares of the Company’s common stock, par value $0.001 per share, issuable under the Superior Energy Services, Inc. 1999 Stock Incentive Plan and the Superior Energy Services, Inc. Directors’ Stock Plan;

•	Registration No. 333-43421, filed with the SEC on December 30, 1997, registering 800,000 shares of the Company’s common stock, par value $0.001 per share, issuable under the Amended and Restated Superior Energy Services, Inc. 1995 Stock Incentive Plan; and

•	Registration No. 333-12175, filed with the SEC on September 17, 1996, registering 750,000 shares of the Company’s common stock, par value $0.001 per share, issuable under the Superior Energy Services, Inc. 1995 Stock Incentive Plan and the Superior Energy Services, Inc. Directors’ Options.

In accordance with the undertakings contained in the Registration Statements, the Registrant hereby files these post-effective amendments to the Registration Statements to deregister all of the shares of common stock of the Company registered under the Registration Statements that remain unsold on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 25, 2014.

Superior Energy Services, Inc.

By:	/s/ David D. Dunlap
David D. Dunlap President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements have been signed by the following persons in the capacities indicated on August 25, 2014.

Signature	Title

/s/ David D. Dunlap David D. Dunlap	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert S. Taylor Robert S. Taylor	Executive Vice President, Treasurer and Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)

/s/ Terence E. Hall Terence E. Hall	Chairman of the Board

/s/ Harold J. Bouillion Harold J. Bouillion	Director

/s/ Enoch L. Dawkins Enoch L. Dawkins	Director

/s/ James M. Funk James M. Funk	Director

/s/ Peter D. Kinnear Peter D. Kinnear	Director

/s/ Michael M. McShane Michael M. McShane	Director

/s/ W. Matt Ralls W. Matt Ralls	Director

/s/ Justin L. Sullivan Justin L. Sullivan	Director

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